Exhibit 11 - COMPUTATION OF PER SHARE EARNINGS
(Thousands of dollars, except per share data)

                                           Three Months Ended Mar 31
                                              2005          2004
                                           ----------   ------------
BASIC
Average shares outstanding                 90,804,936    89,265,382
Net income                                    $58,235       $28,470
     Per share amount                           $0.64        $ 0.32
                                                =====         =====
DILUTED
Average shares outstanding                 90,804,936    89,265,382
Effect of dilutive securities based on the
  treasury stock method using the average
  market price if higher than the exercise
  price                                     1,066,427       871,758
                                           ----------    ----------
                                           91,871,363    90,137,140
Net income                                    $58,235       $28,470
     Per share amount                           $0.63        $ 0.32
                                                =====         =====

The antidilutive stock options outstanding were 686,125 and 2,423,368 at March 31, 2005 and 2004, respectively.